Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Wednesday, August 10, 2011	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2011 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT), today reported a second quarter net income of $66,000 or $0.01 per Class A Unit, on revenues of $384,000. In the second quarter of 2010, the Partnership reported a net loss of $118,000 on $626,000 in revenues. The Partnership’s 2011 results include crop insurance proceeds of $534,000 related to the 2010-2011 drought and crop shortfall. The second quarter marks the end of the harvest season and is usually one of the year’s lowest harvest periods, accounting for less than 4% of the total year’s harvest.

Nut revenue of $164,000 for the second quarter of 2011 and is comprised of $87,000 from the delivery of 121,000 contract pounds, paid at an average price of $0.719 and a favorable contract price adjustment of $77,000 related to the IASCO orchards. The pricing adjustment is due to a higher final USDA nut price than originally estimated for the 2010-2011 crop year. There was no harvest and there were no macadamia nut sales for the three months ended June 30, 2010.  Farming service revenues were $220,000 or approximately 65% lower than the same quarter in 2010, due to the elimination of the farming contract for the IASCO orchards acquired in August of 2010.

For the first six months of 2011, revenues were $2.9 million with a net profit of $115,000, or $0.02 per Class A Unit. Revenues in the first six months of 2010 were $3.0 million with a net loss of $143,000, or ($0.02) per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010

Macadamia nut sales	$164	$—	$2,331	$1,172
Contract farming revenue	220	626	540	1,802
Total revenues	384	626	2,871	2,974
Cost of goods and services
Costs of macadamia nut sales	75	—	1,696	896
Costs of contract farming services	200	578	481	1,658
Total cost of goods sold	275	578	2,177	2,554
Gross income	109	48	694	420
General and administrative expenses	389	369	758	747
Operating loss	(280)	(321)	(64)	(327)
Other income	535	212	579	212
Interest expense	(185)	(7)	(376)	(13)
Income (loss) before tax	70	(116)	139	(128)
Income tax expense	4	2	24	15
Net income (loss)	$66	$(118)	$115	$(143)

Net cash flow (as defined in the Partnership Agreement)	$(68)	$(58)	$133	$(829)

Net income (loss) per Class A Unit	$0.01	$(0.02)	$0.02	$(0.02)

Net cash flow per Class A Unit	$(0.01)	$(0.01)	$0.02	$(0.11)

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500